Exhibit 3.1

COMPANIES ACT 2014

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PRIVATE COMPANY LIMITED BY SHARES

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CONSTITUTION

OF

BRERA HOLDINGS LIMITED

COMPANIES ACT 2014

PRIVATE COMPANY LIMITED BY SHARES

CONSTITUTION

OF

BRERA HOLDINGS LIMITED

1	Company Name

The name of the Company is BRERA HOLDINGS LIMITED.

2	Company Type

The Company is a private company limited by shares, registered under Part 2 of the Companies Act 2014.

3	Liability of Members

The liability of the members is limited.

4	Share Capital

The authorised share capital of the Company is €1.00 and $1,750,000 divided into 50,000,000 class A ordinary shares with a nominal value of $0.005 each, 250,000,000 class B ordinary shares with a nominal value of $0.005 each, 50,000,000 preferred shares with a nominal value of $0.005 each and one ordinary share with a nominal value of €1.00.

5	Preliminary, Definitions and Interpretation

In this Constitution, unless the context otherwise requires: Act means the Companies Act 2014;

A Shares means the class A ordinary shares of nominal value $0.005 each in the capital of the Company;

A Share(s) Transfer means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in an A Share, whether or not for value and whether voluntary or involuntary or by operation of law. An A Share Transfer shall also include, without limitation, a transfer of an A Share to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over an A Share by proxy or otherwise; provided, however, that the following shall not be considered an A Share Transfer:

(a)	the granting of a proxy to officers or directors of the Company at the request or approval of the Board in connection with actions to be taken at an annual or special meeting of members or by written consent of members;

(b)	the transfer of one or more A Shares by (i) gift or pursuant to a domestic relations order from a holder of an A Share to such holder’s Privileged Relation or (ii) to a trust or trusts for the exclusive benefit of such holder or his Privileged Relation for no consideration;

(c)	the transfer of one or more A Shares effected pursuant to the holder’s will or the laws of intestate succession;

(d)	as to any holder that is a trust established for the exclusive benefit of a prior holder of such A Shares or such prior holder’s Privileged Relation, the transfer of one or more A Shares to the prior holder or such prior holder’s Privileged Relation for no consideration;

(e)	the granting of a repurchase right to the Company pursuant to an agreement wherein the Company has the right or option to purchase or to repurchase A Shares provided, however, that the Company's purchase or repurchase of such A Shares pursuant to the exercise of such right or option shall constitute a Transfer; or

(f)	upon the request of the transferor, any transfer approved by a majority of the disinterested members of the Board, even though the disinterested directors may be less than a quorum, or if there are not any disinterested members on the Board, the entire Board;

Automatic Conversion Event means an event wherein one or more A Shares automatically convert into one or more B Shares pursuant to Regulation 6;

B Shares means the class B ordinary shares of nominal value $0.005 each in the capital of the Company;

Board means the board of directors for the time being of the Company;

committee means a committee established by the directors which may consist in whole or in part of members of the Board;

Company means Brera Holdings Limited;

Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise;

director means a director for the time being of the Company or a director present at a meeting of the Board and includes any person occupying the position of director by whatever name called, and directors means all of such persons;

Ireland means Ireland excluding Northern Ireland;

Ordinary Shares mean the ordinary shares with a nominal value €1.00 each in the capital of the Company;

Preferred Shares means the preferred shares of nominal value $0.005 each in the capital of the Company;

Privileged Relation means in relation to an individual, such person’s spouse or Spousal Equivalent, the lineal descendant or antecedent, brother, sister, nephew or niece, of such person or such person’s spouse or Spousal Equivalent, or the spouse or Spousal Equivalent of any lineal descendant or antecedent, brother, sister, nephew or niece of such person, or his or her spouse or Spousal Equivalent, whether or not any of the above are adopted;

the register means the register of members to be kept as required by the Act and registered address means the address of a member as entered in the register;

Spousal Equivalent means any two natural persons if the relevant person and the related party are registered as “domestic partners” or the equivalent thereof under the laws of their state of residence or any other law having similar effect or provided the following circumstances are true: (a) irrespective of whether or not the relevant person and the Spousal Equivalent are the same sex, they are the sole spousal equivalent of the other for the last twelve (12) months, (b) they intend to remain so indefinitely, (c) neither are married to anyone else, (d) both are at least eighteen (18) years of age and mentally competent to consent to contract, (e) they are not related by blood to a degree of closeness that which would prohibit legal marriage in the state in which they legally reside, (f) they are jointly responsible for each other’s common welfare and financial obligations, and (g) they reside together in the same residence for the last twelve (12) months and intend to do so indefinitely;

the seal means the common seal of the Company; and

Voting Control means the power (whether exclusive or shared) to vote or direct the voting of A Shares by proxy, voting agreement or otherwise.

5.2	The provisions of the Act which are stated therein to apply to a private company limited by shares, save to the extent that its constitution is permitted to provide or state otherwise, will apply to the Company subject to the alterations, modifications and exclusions contained in this Constitution, and will, so far as not inconsistent with this Constitution, bind the Company and the members.

5.3	Unless the contrary is clearly stated, references to the Act or to any other enactment (including any subordinate legislation) or any section or provision thereof shall mean the Act or such enactment, subordinate legislation, section or provision (as the case may be), as the same may be consolidated, amended, extended, modified, supplemented or re-enacted (whether before or after the date hereof) from time to time and may be for the time being in force.

5.4	Unless specifically defined in this Constitution or the context otherwise requires, words or expressions contained in this Constitution and not specifically defined herein shall bear the same meanings as in the Act, but excluding any statutory modification thereof not in force when this Constitution became binding on the Company and the members.

5.5	Reference to any document includes that document as amended or supplemented from time to time.

5.6	Unless the context otherwise requires, expressions in this Constitution referring to writing shall be construed, unless the contrary intention appears, as including references to printing, lithography, photography and to writing in electronic form and any other modes of representing or reproducing words in a visible form, and expressions in this Constitution referring to execution of any document shall include any mode of execution whether under seal or under hand.

5.7	Unless otherwise specifically provided in this Constitution, references in this Constitution to the directors of the Company shall, where the Company has a sole director, be read as references to the director of the Company, references in this Constitution to the Board shall, where the Company has a sole director, be read as references to the director of the Company, and references to the opinion, discretion or powers of the directors shall, where the Company has a sole director, be read as references to the opinion, discretion or powers of that director.

5.8	Unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing the masculine include the feminine, and words importing persons include corporations.

5.9	Headings are inserted for convenience only and do not affect the construction or interpretation of this Constitution.

5.10	Unless the context otherwise requires, reference to Regulations and to paragraphs in this Constitution are to the Regulations, and paragraphs of the Regulations, of this Constitution.

6	Shares

6.1	Rights attaching to the Ordinary Shares

6.1.1	Each holder of Ordinary Shares shall be entitled to one (1) vote for each Ordinary Share held as of the applicable date on any matter that is submitted to a vote or for the consent of members of the Company.

6.1.2	Each holder of Ordinary Shares shall be entitled, in the event of the Company’s winding up, to participate pro rata in the total assets of the Company, up to the amount of the total nominal value of their Ordinary Shares only.

6.1.3	No holder of Ordinary Shares shall have any right to participate in any dividend declared by the Company.

6.2	Rights attaching to A Shares

6.2.1	The A Shares shall rank pari passu with each other in all respects and shall, subject to the right of the Company to set record dates for the purposes of determining the identity of members entitled to notice of and/or to vote at a general meeting and the authority of the Board and chairperson of the meeting to maintain order and security, (i) include the right to attend any general meeting of the Company and to vote on the basis set out in 6.2.2 below; (ii) include the right to participate pro rata in all dividends declared by the Company; and (iii) include the right, in the event of the Company’s winding up, to participate pro rata in the total assets of the Company.

6.2.2	Each holder of A Shares shall be entitled to ten (10) votes for each A Share held as of the applicable date on any matter that is submitted to a vote or for the consent of members of the Company.

6.2.3	Each A Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company, and without the payment of additional consideration by the holder thereof, into one (1) fully paid B Shares. In the event that a holder of A Shares elects to convert such shares into B Shares, the conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the A Shares to be converted.

6.2.4	Each A Share shall automatically, without any further action, convert into one (1) fully paid and non-assessable B Share upon a Transfer of such share; provided, however, that if a holder of A Shares transfers any A Shares to another holder of A Shares, then such Transfer will not constitute an Automatic Conversion Event. In the event of an Automatic Conversion Event, such conversion shall be deemed to have been made at the time that the Transfer of such shares occurred.

6.2.5	The rights attaching to the A Shares may be subject to the terms of issue of any series or class of Preferred Shares allotted by the Directors from time to time in accordance with Regulation 6.6.

6.3	Conversion Mechanism for A Shares

6.3.1	Before any holder of A Shares shall be entitled to convert A Shares into B Shares, the holder shall either (1) surrender the certificate or certificates therefor, duly endorsed, at the office of the Company; (2) notify the Company that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates, and shall give written notice to the Company at its registered office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for B Shares are to be issued; provided, however, that on the date of an Automatic Conversion Event, the outstanding A Shares subject to such Automatic Conversion Event shall be converted automatically without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Company; provided further, however, that the Company shall not be obligated to issue certificates evidencing the B Shares issuable upon such Automatic Conversion Event unless either the certificates evidencing such A Shares are delivered to the Company as provided above, or the holder notifies the Company that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

6.3.2	On the date of a conversion pursuant to this Regulation 6.3, all rights of the holder of the A Shares shall cease and the holder or holders in whose name the certificate or certificates representing the B Shares are to be issued shall be treated for all purposes as having become the record holder of such B Shares, notwithstanding that the certificates representing such A Shares shall not have been surrendered at the registered office of the Company, that notice from the Company shall not have been received by any holder of record of A Shares, or that the certificates evidencing such B Shares shall not then be actually delivered to such holder.

6.3.3	In the event of a conversion pursuant to, and in accordance with the terms of, this Regulation 6.3, the Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of A Shares, or to the nominee of such holder, a certificate for the number of B Shares to which such holder shall he entitled.

6.3.4	The Company may, from time to time, establish such policies and procedures relating to the conversion of A Shares to B Shares, including the issuance of share certificates with respect thereto, as it may deem necessary or advisable, and may request that holders of A Shares furnish affidavits or other proof to the Company as it deems necessary to verify the ownership of A Shares and to confirm that a conversion to B Shares has not occurred, provided, however, that such policies and procedures shall not inhibit the ability of a holder to convert such A Shares to B Shares. A determination by the Secretary of the Company that an Automatic Conversion Event has occurred shall be conclusive.

6.3.5	In the event that any A Shares shall be converted pursuant to this Regulation 6.3, the A Shares so converted shall be cancelled and shall not be re-issuable by the Company.

6.4	Rights attaching to B Shares

6.4.1	The B Shares shall rank pari passu with each other in all respects and shall, subject to the right of the Company to set record dates for the purposes of determining the identity of members entitled to notice of and/or to vote at a general meeting and the authority of the Board and chairperson of the meeting to maintain order and security, (i) include the right to attend any general meeting of the Company and to vote on the basis set out in 6.4.2 below; (ii) include the right to participate pro rata in all dividends declared by the Company; and (iii) include the right, in the event of the Company’s winding up, to participate pro rata in the total assets of the Company.

6.4.2	Each holder of B Shares shall be entitled to one (1) vote for each B Share held as of the applicable date on any matter that is submitted to a vote or for the consent of members of the Company.

6.4.3	The rights attaching to the B Shares may be subject to the terms of issue of any series or class of Preferred Shares allotted by the Directors from time to time in accordance with Regulation 6.6.

6.5	Class Voting of A and B Shares and Other Rights of A and B Shares

6.5.1	Except as otherwise provided herein or by applicable law, the holder of A Shares and B Shares shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of members of the Company.

6.5.2	Except as expressly provided in Regulation 6, A Shares and B Shares shall rank pari passu with each other and have the same rights and preferences.

6.6       Rights attaching to Preferred Shares

6.6.1	The Board is empowered to cause the Preferred Shares to be issued from time to time as shares of one or more series of Preferred Shares, and in the resolution or resolutions providing for the issue of Preferred Shares of each particular series, before issuance, the Board is expressly authorised to fix:

(a)	the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except as otherwise provided by the Board in creating such series) or decreased (but not below the number of shares thereof then in issue) from time to time by resolution of the Board;

(b)	the rate of dividends payable on shares of such series, if any, whether or not and upon what conditions dividends on shares of such series shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate and the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of share capital;

(c)	the terms, if any, on which shares of such series may be redeemed, including without limitation, the redemption price or prices for such series, which may consist of a redemption price or scale of redemption prices applicable only to redemption in connection with a sinking fund (which term as used herein shall include any fund or requirement for the periodic purchase or redemption of shares), and the same or a different redemption price or scale of redemption prices applicable to any other redemption;

(d)	the terms and amount of any sinking fund provided for the purchase or redemption of shares of such series;

(e)	the amount or amounts which shall be paid to the holders of shares of such series in case of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary;

(f)	the terms, if any, upon which the holders of shares of such series may convert shares thereof into shares of any other class or classes or of any one or more series of the same class or of another class or classes;

(g)	the voting rights, full or limited, if any, of the shares of such series; and whether or not and under what conditions the shares of such series (alone or together with the shares of one or more other series having similar provisions) shall be entitled to vote separately as a single class, for the election of one or more additional Directors in case of dividend arrears or other specified events, or upon other matters;

(h)	whether or not the holders of shares of such series, as such, shall have any pre-emptive or preferential rights to subscribe for or purchase shares of any class or series of shares of the Company, now or hereafter authorised, or any securities convertible into, or warrants or other evidences of optional rights to purchase or subscribe for, shares of any class or series of the Company, now or hereafter authorised;

(i)	the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends, or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, any other class or classes of shares ranking junior to the shares of such series either as to dividends or upon liquidation, dissolution or winding up;

(j)	the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issuance of any additional shares (including additional shares of such series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distribution of assets upon liquidation; and

(k)	such other rights, preferences and limitations as may be permitted to be fixed by the Board of the Company under the laws of Ireland as in effect at the time of the creation of such series.

6.6.2	The Board is authorised to change the designations, rights, preferences and limitations of any series of Preferred Shares theretofore established, no shares of which have been issued.

6.6.3	The rights conferred upon the member of any pre-existing shares in the share capital of the Company shall be deemed not to be varied by the creation, issue and allotment of Preferred Shares in accordance with these Articles.

7	Company Seal

Without prejudice to the provisions of the Act in relation to the use of the seal of a company, any registered person authorised by the Board in accordance with the applicable provisions of the Act will be entitled to use the seal of the Company and may sign or countersign an instrument to which the seal is affixed, and an alternate who is not also a director will also be entitled to sign or countersign an instrument to which the seal is affixed, as if he were the director who appointed him.

8	Official Seal

The Company may have for use in any place abroad an official seal which shall resemble the seal of the Company with the addition on its face of the name of every place abroad where it is to be used.

9	Authority to Allot Shares

9.1	The allotment of shares up to an amount equal to the authorised but unissued share capital of the Company as at the date of adoption of this Constitution is hereby generally and unconditionally authorised without any limit or restriction as to the period of time during which they may be allotted.

9.2	Section 69(6) of the Act is hereby excluded in relation to all allotments of shares by the Company.

9.3	Shares and any other securities of the Company may only be allotted by the directors or a duly authorised committee thereof and the directors (or any duly authorised committee) may allot, grant options over, issue or otherwise dispose of shares or other securities to such persons, on such terms and conditions, and at such times as they may determine in their absolute discretion.

9.4	The directors or any duly authorised committee thereof may execute and do all such documents, acts and things as in their opinion are necessary or desirable in order to give effect to the authority conferred by this Regulation.

9.5	For the purposes of this Regulation, shares includes a right to subscribe for shares or to convert securities into shares and securities has the meaning given to such term in Section 64(1) of the Act.

10	Variation of Rights attached to Classes of Shares

10.1	Without prejudice to the authority conferred on the directors pursuant to Regulation 6.6 to issue Preferred Shares in the capital of the Company, if at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied or abrogated with the consent in writing of the holders of 75 per cent in nominal value of the issued shares of that class, or pursuant to a special resolution passed at a separate general meeting of the holders of the shares of that class.

10.2	The redemption or purchase of Preferred Shares or any class or series of Preferred Shares shall not constitute a variation of rights of the holders of Preferred Shares.

10.3	The issue, redemption or purchase of any of the Preferred Shares shall not constitute a variation of the rights of the holders of A Shares or B Shares.

10.4	The issue of Preferred Shares or any class or series of Preferred Shares which rank pari passu with, or junior to, any existing Preferred Shares or class of Preferred Shares shall not constitute a variation of the existing Preferred Shares or class of Preferred Shares.

10.5	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

11	Transfer of Shares

11.1	The instrument of transfer of any share shall be executed by or on behalf of the transferor, save that if the share concerned (or one or more of the shares concerned) is not fully paid, the instrument shall be executed by or on behalf of the transferor and the transferee.

11.2	Without prejudice to the powers of the directors under Section 95(2) of the Act, the directors may, in their absolute discretion, and without giving any reason for doing so, decline to register any transfer of any share, whether or not it is a fully paid share. The restriction on the power to decline to register a transfer of shares contained in Section 95(1)(b) of the Act shall not apply.

11.3	Section 95(1) of the Act shall not apply to any transfers made pursuant to this Regulation 11.

12	Transmission of Shares by Operation of Law in Consequence of a Merger

12.1	In any case in which any share or shares in the Company (Relevant Shares) which are held by another company or body corporate, wherever incorporated (the Corporate Member) is or are transmitted by operation of law in consequence of a merger involving the Corporate Member and one or more other companies (which may include the Company) or bodies corporate, wherever incorporated, and which is put into effect in accordance with the provisions in that regard contained in the Act, in the European Communities (Cross-Border Mergers) Regulations 2008 (S.I. No. 157 of 2008) (as amended), or in any other applicable law or other enactment (a merger) and if, in any such case, the provisions of Section 480(6) of the Act are not applicable for any reason, a transfer of the Relevant Shares may be validly effected in accordance with the following provisions of this Regulation.

12.2	In any case as is mentioned in the foregoing paragraph 12.1 of this Regulation, any person who is or who becomes entitled to any Relevant Shares in consequence of any such merger (a Relevant Person) may, subject always to paragraph 12.3 of this Regulation, upon such evidence being produced as may from time to time be required by the directors of the Company (including without limitation any information and documentation relating to the merger and the title and other rights of the Relevant Person to the Relevant Shares arising as a result thereof) elect either to be registered himself in the register as holder of the Relevant Shares, or, to the extent permitted by law, to have some person nominated by him (being a person who consents to be so registered) registered in the register as the transferee thereof.

12.3	The directors of the Company shall, in either of those cases, have the same rights under the Act or this Constitution to decline or suspend registration as they would have had in the case of a transfer of the Relevant Shares by the Corporate Member before the merger was put into effect as aforesaid.

12.4	If the Relevant Person elects to be so registered himself, the Relevant Person shall furnish to the Company a notice in writing signed by him stating that he so elects, and if the Relevant Person elects, to the extent permitted by law, to have another person registered instead, the Relevant Person shall testify his or her election by executing in favour of that other person a transfer of the Relevant Shares.

12.5	All the limitations, restrictions and provisions contained in the Act or in this Constitution relating to the right to transfer and the registration of a transfer of a share shall be applicable to a notice or transfer referred to in paragraph 12.4 of this Regulation as if the merger had not occurred and the notice or transfer were a transfer signed by the Corporate Member.

12.6	Subject to paragraph 12.7 of this Regulation, the Relevant Person (or any other person nominated by him, to the extent permitted by law, in accordance with the foregoing provisions of this Regulation) shall, on and from the effective date of the merger, be entitled to the same dividends, bonus and other monies payable in respect of the Relevant Shares and other advantages to which he would be entitled if he was the registered holder of the Relevant Shares but shall not, before being registered in the register as a member in respect of the Relevant Shares, be entitled in respect of them to exercise any rights conferred by membership in relation to meetings of the Company.

12.7	The directors of the Company may at any time serve a notice on any Relevant Person requiring the Relevant Person to make the election, to the extent permitted by law, provided for by paragraph 12.2 of this Regulation and, if the person does not make that election (and proceed to do, consequent on that election, whichever of the things mentioned in paragraph 12.4 of this Regulation is appropriate) within 90 days after the service of the notice, the directors may thereupon withhold payment of all dividends, bonuses or other monies payable in respect of the Relevant Shares until the requirements of the notice have been complied with.

12.8	The Company may charge a fee not exceeding €10 on the registration of any person entitled to a share in consequence of a merger in accordance with the foregoing provisions of this Regulation.

12.9	The provisions of this Regulation shall be subject to any order made by a court having lawful jurisdiction in respect of a merger.

13	Acquisition of Own Shares

Save as may be expressly provided otherwise in this Constitution or by the terms of issue in respect of any particular shares or class of shares, all shares allotted by the Company shall be redeemable at the option of the Company. Subject to (and without prejudice to) the provisions of the Act, the Company may acquire any of its own shares by purchase or by redemption, in either case, on such terms (including as to the consideration for, and the timing of, any such purchase or redemption) and in such a manner as shall be determined by the directors in their absolute discretion.

14	Number of Directors

The Company shall have at least one director. No director who has been appointed by the directors, as permitted by the Act, will require to be re-elected at the next following annual general meeting or at any extraordinary general meeting following such appointment.

15	Committees of Directors

The meetings and proceedings of any committee formed by the directors will be governed by the provisions set out in the Act regulating the meetings and proceedings of directors so far as the same are applicable and are not superseded by any regulations imposed on such committee by the directors from time to time.

16	Vacation of Office of Director

The office of a director shall, in addition to the circumstances in which it shall be vacated described in Section 136 of the Act (share qualification, if applicable) and Section 148(1) (bankruptcy and disqualification), also be vacated automatically if the director dies in office, or if the director:

16.1.1	becomes subject to a declaration of restriction made pursuant to Chapter 3 of Part 14 of the Act; or

16.1.2	is sentenced to a term of imprisonment following conviction of any indictable offence, unless the term of imprisonment is suspended, such that he is not imprisoned in respect of the offence; or

16.1.3	is absent for more than six consecutive months without the permission of the directors from meetings of the directors or any committee thereof held during that period and his alternate director (if any) shall not have attended any such meetings in his place during such period, and his co-directors resolve that, by reason of such absence, he has vacated his office; or

16.1.4	is removed from office by notice in writing served upon him signed by all his co-directors (any such removal being deemed to be an act of the Company); or

16.1.5	is no longer reasonably regarded by his co-directors as possessing an adequate decision-making capacity for reasons of health, and his co-directors have accordingly resolved that his office be vacated on this ground, or he becomes the subject of an order made in Ireland or elsewhere by a court claiming jurisdiction in that regard for his detention or for the appointment of a guardian or other person to exercise powers with respect to his property or affairs, on the ground, in any such case, of mental disorder or incapacity;

16.1.6	resigns his office by notice in writing to the Company; or

16.1.7	makes any arrangement or composition in Ireland or elsewhere with his creditors generally, and his co-directors resolve, for that reason, that his office be vacated.

16.2	The provisions of paragraphs 16.1.1 to 16.1.7 of this Regulation shall apply to the exclusion of the provisions of Section 148(2) of the Act.

17	Alternate Directors

17.1	Any director (the appointer) may at any time and from time to time appoint by notice in writing to the Company any person to be his alternate.

17.2	A person may act as an alternate for more than one director and while he is so acting will be entitled to a separate vote for each director he is representing and, if he is himself a director, his vote or votes as an alternate will be in addition to his own vote.

17.3	An alternate will be counted for the purpose of reckoning whether a quorum is present at any meeting attended by him at which he is entitled to vote, but where he is himself a director or is the alternate of more than one director he will only be counted once for such purpose.

17.4	An alternate will be entitled, subject to his giving to the Company an address to receive notice of all meetings of the directors and of all meetings of committees of which his appointer is a member, to receive notice of and attend and vote at any meeting of the directors (or of a committee of which his appointer is a member) at which the appointer is not personally present. An alternate shall not be entitled to be remunerated or paid fees otherwise than out of the remuneration or fees as the case may be paid to the appointer.

17.5	The alternate will be entitled, in the absence of the appointer, to exercise all the powers, rights, duties and authorities of the appointer as a director (other than the right to appoint an alternate hereunder).

17.6	An alternate's appointment will automatically come to an end if for any reason the appointer ceases to be a director, but if a director retires but is re-appointed or deemed to have been re-appointed at the meeting at which he retires, any appointment of an alternate made by him which was in force immediately prior to his retirement will continue after his re-appointment. Section 165(5) and (6) of the Act in relation to revocation of appointment shall apply.

18	Managing and Executive Directors

18.1	Subject to the other provisions of this Constitution, the directors may from time to time appoint one or more of themselves to be managing director or chief executive officer or any other category of executive director (by whatever name called) for such period, and on such terms as to remuneration or otherwise, as they think fit and, subject to the terms of any agreement entered into in any particular case, may revoke such appointment. The directors may entrust to and confer upon any director so appointed any of the powers exercisable by them upon such terms and conditions and with such restrictions (if any) as they may think fit, and either concurrently with or to the exclusion of their own powers, and may from time to time revoke, withdraw, alter or vary all or any conferral of such powers. Section 159(2) of the Act shall not apply in relation to any such appointment.

19	Directors' Contracts

19.1	Notwithstanding the provisions of Section 162 of the Act, no contract will be entered into by the Company for the employment of, or the provision of services by, a director or a director of a holding company of the Company containing a term to which Section 249 of the Act applies, without obtaining the approval provided for in that Section.

20	Directors' Right to Attend Meetings

A director who is not a member of the Company will nevertheless be entitled to receive notice of, attend and speak at any general meeting or separate meeting of the holders of any class of share.

21	Voting by Directors

21.1	Without prejudice to Regulation 24.2, a director may vote in respect of any contract, appointment or arrangement in which he is interested, and he shall be counted in the quorum present at any meeting at which such matters are considered. Section 163 of the Act shall not apply, and any such director shall not thereby be deemed to be in breach of his duty under Section 228(1)(f) of the Act.

22	Remuneration of Directors

22.1	The remuneration which shall include benefits in kind, and any fees, to be paid to directors of the Company shall be at such rate and basis as the directors shall determine from time to time. The directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the directors or any committee of the directors or general meetings of the Company or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the directors from time to time, or a combination partly of one such method and partly of the other. The amount, rate or basis of the fees, remuneration or expenses paid or to be paid to the directors shall not require the approval of or ratification by the Company in general meeting.

22.2	The Board may approve additional remuneration to any director undertaking any special work or services for, or undertaking any special task on behalf of the Company including participating as a member of a committee, in addition to his ordinary work as a director. Any remuneration or fees paid to a director who is also a legal adviser to the Company or otherwise serves the Company in a professional capacity shall be in addition to any remuneration or fees paid to him as a director of the Company.

23	Dividends

23.1	Without prejudice to the provisions of Sections 124 to 126 of the Act:

23.1.1	Where the directors specify that a dividend is an interim dividend at the time it is declared or proposed, such interim dividend shall not constitute a debt recoverable against the Company and the declaration or proposal may be revoked by the directors at any time prior to the payment of any such dividend so declared or proposed, provided that the holders of the same class of share are treated equally on any revocation.

23.1.2	When declaring a dividend or bonus, the directors may direct payment of such dividend or bonus wholly or partly by the distribution of specific assets and, in particular, paid up shares, debentures or debenture stock of any other company or body corporate or in any one or more of such ways.

24	Bonus Issue of Shares

24.1	The directors may resolve to capitalise any part of a relevant sum (as defined below) by applying such sum in paying up in full unissued shares of a nominal value or nominal value and premium, equal to the sum capitalised, to be allotted and issued as fully paid bonus shares, to those members of the Company who would have been entitled to that sum if it were distributed by way of dividend (and in the same proportions). For the purposes of this Regulation "relevant sum" means: (i) any sum for the time being standing to the credit of the Company's undenominated capital; (ii) any of the Company's profits available for distribution; or (iii) any sum representing unrealised revaluation reserves.

24.2	Without prejudice to any powers conferred on the directors under this Regulation, the Company in general meeting may resolve, on the recommendation of the firectors, to capitalise any part of a relevant sum (as defined above), which is not available for distribution, by applying such sum in paying up in full unissued shares of a nominal value or nominal value and premium equal to the sum capitalised, to be allotted and issued as fully paid bonus shares, to those members of the Company who would have been entitled to that sum if it were distributable and had been distributed by way of dividend (and in the same proportions), and the directors shall give effect to such resolution.

24.3	The directors in giving effect to any resolution to capitalise a relevant sum shall make (i) all appropriations and applications of the undivided profits resolved to be capitalised by the resolution, (ii) all allotments and issues of fully paid shares, if any, and generally shall do all acts and things required to give effect to the resolution.

24.4	Without limiting this Regulation, the directors may:

24.4.1	make such provision as they think fit for the case of shares becoming distributable in fractions (and, again, without limiting the foregoing, may sell the shares represented by such fractions and distribute the net proceeds of such sale amongst the members otherwise entitled to such fractions in due proportions); and

24.4.2	authorise any person to enter, on behalf of all the members concerned, into an agreement with the Company providing for the allotment to them, respectively credited as fully paid up, of any further shares to which they may become entitled on the capitalisation concerned or, as the case may require, for the payment by the application thereto of their respective proportions of the profits resolved to be capitalised of the amounts remaining unpaid on their existing shares, and any agreement made under such authority shall be effective and binding on all the members concerned.

24.5	Where the directors have resolved to approve a bona fide revaluation of all the fixed assets of the Company, the net capital surplus in excess of the previous book value of the assets arising from such revaluation may be: (i) credited by the directors to undenominated capital, other than the share premium account; or (ii) used in paying up unissued shares of the Company to be issued to members as fully paid bonus shares.

24.6	Section 126(2) to (9) of the Act shall not apply to the Company.

25	Resolutions in Writing

25.1	Notwithstanding the provisions of Section 161(1) of the Act, a resolution in writing signed by each director or by his alternate will be as valid as if it had been passed at a meeting of the directors duly convened and held.

25.2	A resolution in writing signed by each member of a committee (or, in the case of a director, his alternate) will be as valid as if it had been passed at a meeting of that committee duly convened and held.

25.3	Any such resolution as is referred to in this Regulation may consist of one document or two or more documents in like form to the same effect, each signed by one or more of the signatories, and for all purposes shall take effect from the time that it is signed by the last such signatory.

26	Certain matters not to amount to conflicts of interest, etc.

26.1	A director who has been validly appointed or nominated for appointment by a particular member or members may (i) be a director or other officer of, employed by or otherwise interested (including by the holding of shares) in, any such member or members, or of any body corporate owned or controlled by any such member or members, and (ii) have regard to the interests of that member or members, and shall not be deemed to have a conflict of interest or to be in breach of his duty under Section 228(1)(f) of the Act in any such circumstances.

26.2	A director who declares the nature of his interest in a contract (as the expression contract is to be interpreted by Section 231 of the Act) or proposed contract with the company in accordance with the requirements of the Act in that regard shall not be deemed to be in breach of his duty under Section 228(1)(f) of the Act, but this is without prejudice to the powers of the directors to take any action which they may consider appropriate in their discretion in relation to any matters so disclosed.

26.3	A director shall be permitted to enter into any transaction or arrangement, or give an undertaking or commitment, notwithstanding that to do so would or might restrict the director's power to exercise an independent judgement, provided always that the relevant transaction, arrangement, undertaking or commitment shall have been previously approved by the board of directors or a committee, or by a resolution of the members in general meeting.

27	Use of Company property

27.1	Unless the members of the Company in general meeting shall otherwise determine, and subject always to the other Regulations of this Constitution, any director may use, for his own benefit, any of the Company's property where the other directors or the members of the Company have given their consent (whether express or implied) to that use, or where such use is pursuant to or in accordance with the director's terms of appointment (or employment, if applicable).

28	Proxies

28.1	The instrument appointing a proxy shall be in the following form, or as near to it as circumstances permit:

Voting Instructions to Proxy
(choice to be marked with an 'x')
Number or description of resolution:	In Favour	Abstain	Against

1
2
3
Unless otherwise instructed the proxy will vote as he or she thinks fit.

Sig’nature of member:

Dated:

28.2	The instrument of proxy and the power of attorney or other authority, if any, under which it is signed, or a notarially certified copy of that power or authority, shall be deposited at the registered office of the Company or at such other place within Ireland as is specified for that purpose in the notice convening the meeting of the Company, and shall be so deposited not later than before the commencement of the meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll, before the commencement of the taking of the poll.

28.3	The directors or the secretary may from time to time permit appointments of a proxy to be made by means of an electronic or internet communication or facility or by facsimile transmission, and may permit supplements, amendments or revocations of any such appointments to be made by similar means. Any such appointments of proxy and any such supplements, amendments or revocations thereof may be made subject to such terms and conditions as the directors or secretary may determine from time to time in their or his discretion, and any such appointments, supplements, amendments or revocations of proxy will be deemed deposited at the place specified for such purpose, once received by the Company. The directors may treat any such communication, facility or transmission which purports to be or is expressed to be sent on behalf of a member as sufficient evidence of the authority of the person sending it to send it on behalf of that member.

29	Business of AGM

Without prejudice to the powers of the directors to include on the agenda of any annual general meeting of the Company such other matters as they may, in their absolute discretion, think fit, the business of the annual general meeting of the Company shall be required to include only the following matters:

29.1	the consideration of the Company's statutory financial statements and the report of the directors and, unless the Company is entitled to and has availed itself of the audit exemption under Section 360 or Section 365 of the Act, the report of the statutory auditors on those statements and that report;

29.2	the review by the members of the Company's affairs; and

29.3	save where the Company is entitled to and has availed itself of the exemption referred to in paragraph 1 of this Regulation, the appointment or re-appointment of statutory auditors.

30	General Meetings outside Ireland

An annual general meeting or an extraordinary general meeting of the Company may be held inside or outside Ireland provided that, if the Company holds any such meeting outside Ireland then, unless all of the members entitled to attend and vote at such meeting consent in writing to its being held outside Ireland, the Company shall at its own expense make all necessary arrangements to ensure that members can, by technological means, participate in any such meeting without leaving Ireland.

31	General Meetings including Quorum

The quorum for general meetings of the Company shall be two members present in person or by proxy unless the Company is a single-member company, in which case one member present in person or by proxy shall be a quorum. Section 178(2) of the Act shall not apply to the Company.

32	Company may dispense with holding an Annual General Meeting

32.1	The Company need not hold an annual general meeting in any year where all the members entitled, as at the date of the written resolution referred to in this Regulation, to attend and vote at such general meeting have signed, before the latest date for the holding of the meeting, a written resolution, complying with the provisions of the Act, acknowledging receipt of the financial statements that would have been laid before that meeting, resolving all such matters as would have been resolved at that meeting, and confirming that no change is proposed in the appointment of the person (if any) who, at the date of the resolution, stands appointed as statutory auditor of the Company.

33	Right to demand a poll

33.1	At any general meeting a poll may be demanded by:

33.1.1	the chairperson of the meeting;

33.1.2	at least three members present in person or by proxy;

33.1.3	any member or members present in person or by proxy and representing not less than 10 per cent of the total voting rights of all the members of the Company having the right to vote at the meeting; or

33.1.4	a member or members holding shares in the Company conferring the right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than 10 per cent of the total sum paid up on all the shares conferring that right.

34	Restriction on voting

For so long as the Company holds any shares as treasury shares, or any subsidiary of the Company holds shares in the Company, then the Company or the subsidiary (as the case may be) shall not exercise any voting rights in respect of the shares.

35	Unanimous Written Resolutions and Majority Written Resolutions

A unanimous written resolution and a majority written resolution may be passed by members subject to and in accordance with Section 193 and Section 194 respectively of the Act.

36	Directors' and Officers' Indemnity

Subject to the provisions of the Act, every director, managing director, chief executive officer, secretary and other officer for the time being of the Company shall be indemnified out of the assets of the Company against any liability incurred by him:

36.1	in defending any proceedings, whether civil or criminal, in relation to his acts or omissions while acting in such office, in which judgment is given in his favour or in which he is acquitted; or

36.2	in connection with any proceedings or application referred to in, or under, Sections 233 or 234 of the Act in which relief is granted to him by the court.

37	Notices

37.1	Any notice or document to be served on or given to a member of the Company by the Company or by an officer of the Company whether pursuant to any provision of the Act or this Constitution or otherwise may be served on or given to the member in any of the ways specified in subsection (3) of Section 218 of the Act (including by electronic means provided that in such a case the conditions specified in subsection (4) of that Section are satisfied), and the notice or document shall be deemed to have been served or given as follows:-

37.1.1	if given personally or delivered to the member, when so given or delivered;

37.1.2	if left at the registered address of the member, when so left at that address;

37.1.3	if the notice is a notice of a general meeting, and it is posted using ordinary pre-paid post to the registered address of the member, on the expiration of 24 hours following posting (as permitted by Section 181(3) of the Act) but in a case where the notice or document is not a notice of a meeting, it shall be deemed to have been given or served 48 hours after the cover containing it was posted, and if so posted on a Friday, 72 hours after it was so posted; and

37.1.4	if served on or delivered to a member by electronic means, both in the case of the service or giving of the notice or document by sending it by electronic mail and by making it available or displaying it on a website, 12 hours after the time it was sent, or made available or displayed.

37.2	Where the Company is required or obliged to serve a notice on or give it to a person other than a member of the Company, it shall be in writing and, without prejudice to any method of service provided for in the Act, may be served on or given to that person personally, or by leaving it at or posting it to the last-known postal address of that person, or by sending it to the other person by electronic mail provided that the person has consented to the use of electronic mail to serve or give notices on or to such person and has not, at the time that electronic mail is so used, given written notice to the Company in accordance with the provisions of this Constitution withdrawing that consent. A notice or document given or served in a manner referred to in this paragraph shall be deemed to have been given or served as follows:

37.2.1	if given personally, when so given;

37.2.2	if left at the last-known postal address of the person, when so left at that address;

37.2.3	if posted using ordinary pre-paid post to the last-known postal address of the other person on any day other than a Friday, 48 hours after the cover containing it was posted, and if so posted on a Friday, 72 hours after it was so posted; and

37.2.4	if served on or delivered to the other person by electronic mail, 12 hours after the time it was sent.

37.3	Without prejudice to any provision of the Act or of these Regulations concerning the sending of notices or other documents to the Company, any notice or other document which is required to be served on or given to the Company by a member or by any other person under the Act or this Constitution shall be in writing and in the English language, and may be served on or given to the Company by giving or delivering it personally to the secretary of the Company or by posting it using ordinary pre-paid post to the registered office of the Company marked for the attention of the secretary, and will be deemed to have been served on or given to the Company;

37.3.1	if given or delivered personally, when so given or delivered; and

37.3.2	if posted in the manner described in this paragraph on any day other than a Friday, 48 hours after the cover containing it was posted, and if so posted on a Friday, 72 hours after it was so posted.

38	Single-member Company

38.1	If at any time the Company has only one member, that is to say that all the issued shares of the Company are registered in the name of a sole person (whether a natural person or a body corporate), it will be a single-member company within the meaning of the Act. If and so long as the Company is a single-member company, the sole member may appoint a person to be a director of the Company by serving a notice in writing on the Company which states that the named person is appointed director, and this applies notwithstanding anything in subsection (3) of Section 144 of the Act (save for the requirement of it that any limit for the time being on the number of directors provided for in this Constitution (if any) is to be observed) or in subsection (4) of Section 144.

38.2	Where the Company is a single-member company and the sole member takes any decision which has effect, pursuant to Section 196 of the Act, as if agreed by the Company in general meeting, the member shall provide the Company with a written record of that decision, unless the decision is taken by way of written resolution which the member has already forwarded to the Company, and where the Company is notified by the sole member of a decision taken by way of a written resolution, or of a written record of a decision taken by that sole member, the Company shall record and retain the notification in a book or other suitable means maintained for the purpose.

38.3	Where the Company is a single-member company and the sole member exercises or discharges any power, right or obligation pursuant to Section 196 of the Act, involving or consisting of the passing of a resolution, or the sole member agreeing to a thing, and the provisions of Section 198 of the Act shall apply to that resolution or thing, the Company shall notify such exercise or discharge in writing within 15 days of the occurrence thereof to the Registrar of Companies.

38.4	Where the Company is a single-member company and enters into a contract with the sole member which is not in the ordinary course of business and which is not in writing, and the sole member also represents the Company in the transaction (whether as a director or otherwise), the Company shall ensure that the terms of the contract are forthwith set out in a written memorandum or are recorded in the minutes of the next directors' meeting.

39	Board Meetings

39.1	A meeting of the directors or of a committee may consist of a conference between some or all of the directors (including any alternate directors) who are not all in one place, but each of whom is able (directly or by means of telephonic, video or other electronic communication) to speak to each of the others and to be heard by each of the others; and

39.2	a director (or an alternate director appointed under Regulation 17) taking part in such a conference shall be deemed to be present in person at the meeting and shall be entitled to vote and be counted in a quorum accordingly; and

39.3	such a meeting shall be deemed to take place:

(a)	where the largest group of those participating in the conference is assembled;

(b)	if there is no such group, where the chairperson of the meeting then is; or

(c)	if neither subparagraph (a) or (b) applies, in such location as the meeting itself decides; and

39.4	the word "meeting" where used in this Constitution in the context of a meeting of the Company's directors or committee shall be construed accordingly.

We, the body corporate whose name and address is subscribed, wish to be formed into a company in pursuance of this Constitution, and we agree to take the number of shares in the capital of the company set opposite our name

Names, addresses and Decriptions of Subscriber	Number of Shares taken by the Subscriber
For and on behalf of Goodbody Subscriber One IFSC	One (1)
North Wall Quay Dublin 1
Dublin

Body Corporate
Total Shares Taken:	One (1)

Signature in writing of the above subscriber, attested by witness as provided for below

Dated the 24 day of June 2022

Witness to the above Signature:

Signature:	/s/ Emma-Louise Nolan
Name:	Emma-Louise Nolan
Address:	25-28 NORTH WALL QUAY
IFSC DUBLIN 1